Exhibit 99.1

Contacts
Debra DiMaria
Chief Financial Officer
516-535-3681
debrad@proginet.com

Proginet Announces Third Quarter Results for Fiscal Year 2005

Garden City, N.Y.— May 24, 2005—Proginet [OTCBB: PRGF], developer of security software to enable the controlled integration of data across enterprises of all sizes, today announced the financial results for the third quarter of FY 2005 which ended April 30, 2005.

Total revenues for the three months ended April 30, 2005, increased modestly, amounting to $1,788,313, compared to total revenues of $1,760,522, for the equivalent period ending April 30, 2004. Software license revenues decreased by 41%, amounting to $427,529, compared to $725,239 for the same period in fiscal 2004. Software maintenance fees and other increased by 29.1%, amounting to $1,336,582 compared to software maintenance fees and other of $1,035,283 in the prior year’s equivalent period. Professional services revenue was $24,202, for the three months ended April 30, 2005, compared to zero dollars for the quarter ending April 30, 2004. The Company reported a net loss of $373,001, for the three months ended April 30, 2005, compared to a net income of $40,071 for the equivalent period ending April 30, 2004.

On a year-to-date basis, Proginet had an increase of 19.2% in revenue, with revenues of $5,879,630 for the nine months ended April 30, 2005, compared to revenues of $4,933,637 for the prior year nine-month period ending April 30, 2004. Additionally, Proginet reported a net loss of $285,098 for the nine months ended April 30, 2005, compared to a net gain of $28,433 for the prior year nine-month period ending April 30, 2004.

Sales results for the quarter fell short of plan. While the number of opportunities increased on a year-to-year basis, the new-business close rate declined as more prospects delayed decisions. "These results are unsatisfactory and the entire Proginet team is committed to increasing our effectiveness and achieving profitability," said Kevin M. Kelly, President & CEO.

Potential Acquisition of V-One
During the quarter ended April 30, 2005, in connection with orders issued by the United States Bankruptcy Court for the District of Maryland, located in Greenbelt, Maryland, Proginet advanced to V-One Corporation monies for payment of certain pre- and post-petition expenses. The advances were made as part of a proposed post-petition debtor-in-position (“DIP”) financing on a super-priority basis from Proginet to V-One with the intent of Proginet acquiring certain assets of V-One.

The DIP financing advances, and other deferred acquisition costs, as of April 30, 2005 amounting to $382,726, are included in prepaid expenses and other in the accompanying balance sheet.

On May 19, 2005, Proginet received notification that a higher bid was submitted for the assets of V-One. As such, Proginet decided not to participate in the court auction for the sale of V-One and has petitioned the courts for return of the funds advanced pursuant to the DIP financing which included the DIP advances, interest on the DIP advances, the break-up fee and other expenses incurred in connection with the DIP financing.

Investor Call
The Company will hold an informational investor conference call on Wednesday, May 25, 2005 at 4:30 p.m. EDT to provide investor updates and answer questions. Please call (516) 535-3683 by 12 p.m. EDT on Wednesday, May 25, 2005 to register for the conference call.

	Financial Highlights
	Three months ended April 30,		Nine months ended April 30,
	2005	2004	2005	2004
Software license revenue	$427,529	725,239	$2,295,593	1,925,218
Software maintenance fees and other	1,336,582	1,035,283	3,390,047	2,976,567
Professional services	24,202	-	193,990	31,852
Total revenues	1,788,313	1,760,522	5,879,630	4,933,637
Net income (loss)	(373,001)	40,071	(285,098)	28,433
Income (loss) per share	(.03)	.00	(.02)	.00
Cash flows from operations	525,678	745,661	1,177,789	1,133,832

	Quarter Ended April 30, 2005	Year Ended July 31, 2004
Cash and cash equivalents	$1,040,637	$1,130,443
Total assets	8,732,380	6,012,113
Total liabilities	3,775,530	1,845,259
Total stockholders’ equity	4,956,850	4,166,854

About Proginet Corporation
Proginet Corporation develops software to enable the controlled integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion®, SIFT and SecurPass®, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 27 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, N.Y., and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations. The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).